Contacts:  Market Data Corp.
                                                Steve Naremore
                                                (713) 586-8686

                                                Renet Financial Corp.
                                                Phil LaPuma
                                                (714) 288-5900

    NEWS:

    FOR  IMMEDIATE  RELEASE

    RESULTS OF RENET'S ANNUAL HUD AUDIT

Houston, Texas, June 7, 1996--- Market Data Corp.(MDC) announced today that an annual audit performed by the Department of Housing and Urban Development (HUD) of its recently acquired Renet Financial Corporation (RENET) subsidiary, found the following violations of HUD-FHA requirements: 1) failure to implement and maintain an adequate Quality Control Plan for the origination of HUD-FHA insured mortgages; 2) failure to comply with HUD report requirements under the Home Mortgage Disclosure Act for the year 1994; 3) failure to remit up front mortgage insurance premiums to HUD within 15 days from the date of loan closing and failure to remit late charges and interest penalties; 4) failure to submit loans to HUD for endorsement in a timely manner; 5) use of MIP funds to close HUD-FHA insured mortgages; 6) failure to report to HUD that Renet had suffered a loss of more than 20 percent of its net worth in 1994 and, 7) failure to document the sources of funds used to close insured mortgages.

On May 28, 1996, Renet received notice from the Department of Housing and Urban Development that their authority to lend through HUD-FHA loan programs has been withdrawn for a period of three years due to violations of HUD regulations. In addition, HUD has proposed to seek $50,000 in civil penalties. The company has 30 days in which to seek a hearing to review these finding and will do so in an effort to have these penalties reduced.

For the fiscal year ending June 30, 1995, total loans originated under the FHA Title II program suspended by HUD was $5,179,710 and gross loan origination fees from the origination of such loans was $200,614 (5.3% of total gross loan origination fees). For the nine months ending March 31, 1996, total loans originated under the FHA Title II program suspended by HUD was $8,984,631 and gross loan origination fees from the origination of such loans was $279,756 (16.1% of total gross loan origination fees).

Founded in 1988, RENET is a unique franchisor of financial services to real estate brokerages, builder / developers, financial planners and tax preparers who want to provide mortgage and consumer loans, insurance and securities services to their clients. RENET markets mortgage franchisees and had a loan volume in excess of $206 million in calendar 1994.

Based in Houston, Texas, Market Data Corp. markets and distributes financial information systems, related software, and daily text services throughout the U.S. and Canada. Market Data Corp. stock trades publicly on the NASDAQ Bulletin Board under the symbol MADA.